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                                                        EXHIBIT 11.1

             COLLABORATIVE CLINICAL RESEARCH, INC. AND SUBSIDIARIES

                        STATEMENT REGARDING COMPUTATION
                         OF NET INCOME (LOSS) PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

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
                                                                  Year ended December 31,
                                                   --------------------------------------------------
                                                     1992       1993       1994       1995      1996
                                                   -------    -------    -------    -------    ------
Net income (loss)                                  $  (245)   $  (351)   $  (214)   $  (753)   $1,647
                                                   =======    =======    =======    =======    ======

Weighted average common shares outstanding             700        966      1,621      2,464     4,626
Net effect of dilutive common share options
     and dilutive common share warrants - Note A       220        303        423        500       426
Net effect of preferred share dividends - Note B       138        138        138        138     -----
                                                   -------    -------    -------    -------    ------
Shares used in calculation of net income
     (loss) per common share                         1,058      1,407      2,182      3,102     5,052
                                                   =======    =======    =======    =======    ======

Net income (loss) per common share - Note C        $ (0.23)   $ (0.25)   $ (0.10)   $ (0.24)   $ 0.33
                                                   =======    =======    =======    =======    ======

NOTE A -         Common share options and warrants granted within a twelve month period preceding the
                 Company's initial public offering are included as if they were outstanding for all periods presented, prior to the Company's initial public offering.  The dilutive effect of all options outstanding was calculated using the treasury stock method.

NOTE B -         Preferred share dividends declared within a twelve month period preceding the
                 Company's initial public offering are included as if they were outstanding for all periods presented, prior to the Company's initial public offering.  Preferred shares were converted into common shares upon completion of the initial public offering.

NOTE C -         Fully diluted net income (loss) per common share has not been presented because the effect is immaterial.
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